Exhibit 99.1

News Release

Rockwell Collins reports first quarter earnings per share of $1.26 and increases fiscal year guidance
•Sales increase 16% year-over-year (4% organically)
•Earnings per share increase 29% year-over-year

•	Fiscal year 2015 earnings per share guidance increased 20 cents due to the retroactive extension of the Federal R&D tax credit

CEDAR RAPIDS, Iowa (January 23, 2015) - Rockwell Collins, Inc. (NYSE: COL) today reported total sales for the first quarter of fiscal year 2015 of $1.23 billion, a 16% increase from the same period in fiscal year 2014. First quarter fiscal year 2015 earnings per share from continuing operations increased 29% to $1.26 compared to $0.98 in the prior year. Earnings per share for the first quarter of fiscal year 2015 included a benefit of 16 cents due to the retroactive extension of the Federal R&D tax credit. ARINC, which was acquired on December 23, 2013, and is included in the Information Management Services segment, contributed $137 million of sales and $20 million of operating earnings to the first quarter of fiscal year 2015.

"We're off to a great start on our fiscal 2015 plan," said Rockwell Collins Chief Executive Officer and President, Kelly Ortberg. "In the quarter we realized strong revenue growth in our Commercial Systems and Information Management Services businesses and a stabilization of revenues in our Government Systems business. With this return to top-line growth, we executed quite well and delivered improved margin performance. The results for the first quarter support our plan for double digit earnings per share and cash flow growth for fiscal year 2015."

Ortberg continued, "We also secured another pillar for our long-term growth plan with the significant market share gain on the Boeing 777X. This builds on our positions on the 737 MAX, 767/KC-46, and 787 aircraft with Boeing."

Following is a discussion of fiscal year 2015 first quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2015 first quarter results as summarized below.

(dollars in millions)	Q1 FY15	Q1 FY14	Inc/(Dec)
Commercial Systems sales
Original equipment	$331	$286	16%
Aftermarket	221	216	2%
Wide-body in-flight entertainment	16	19	(16)%
Total Commercial Systems sales	$568	$521	9%

Operating earnings	$125	$111	13%
Operating margin rate	22.0%	21.3%	70 bps

•	Original equipment sales increased due to higher OEM production rates, improved share of airline selectable equipment, and higher customer funded development program sales.

•
Aftermarket sales increased primarily due to higher service and support revenues partially offset by the absence of a large delivery of spare parts for the Boeing 787 GoldCare program in the first quarter of fiscal 2014.

•	Operating margin increased due to incremental earnings on higher sales volume.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the first quarter of 2015 are summarized below.

(dollars in millions)	Q1 FY15	Q1 FY14	Inc/(Dec)
Government Systems sales
Avionics	$320	$317	1%
Communication products	92	101	(9)%
Surface solutions	56	58	(3)%
Navigation products	41	39	5%
Total Government Systems sales	$509	$515	(1)%

Operating earnings	$106	$105	1%
Operating margin rate	20.8%	20.4%	40 bps

•	Avionics sales increased due to higher hardware deliveries for tanker/transport programs.

•	Communication product sales decreased due to lower deliveries of JTRS Manpack radios partially offset by higher ARC-210 hardware deliveries.

•	Operating margin increased primarily from favorable mix partially offset by higher warranty expense due to favorable warranty adjustments recorded in the first quarter of fiscal 2014.

Information Management Services

Information Management Services (IMS) enables mission-critical data and voice communications throughout the world to customers including the U.S. Federal Aviation Administration (FAA), commercial airlines, business aircraft operators, airport and critical infrastructure operators and major passenger and freight railroads. These communications are enabled by the Company's high-performance, high-quality and high-assurance proprietary radio and terrestrial networks, enhancing customer efficiency, safety and connectivity. Results from the first quarter of 2015 are summarized below.

(dollars in millions)	Q1 FY15	Q1 FY14
Information Management Services sales	$149	$18

Operating earnings	$21	$2
Operating margin rate	14.1%	11.1%

Sales for ARINC, which was acquired on December 23, 2013, were $137 million in the first quarter of fiscal 2015. Sales in the first quarter of fiscal 2014 include $6 million for ARINC. All remaining sales in fiscal 2015 and 2014 are related to the Rockwell Collins legacy flight services business. IMS operating earnings include $14 million and $1 million of depreciation and amortization expense for the three months ended December 31, 2014 and 2013, respectively.

On a pro forma basis, IMS sales increased 20% to $149 million.  The increase was driven by double-digit sales growth in aviation related sales including GLOBALinkSM and ARINCDirectSM as well as higher rail related sales due to certain unfavorable contract adjustments recorded in the first quarter of fiscal 2014.

Corporate and Financial Highlights

Interest Expense
Interest expense increased from $12 million in the first quarter of fiscal year 2014 to $15 million in the first quarter of fiscal year 2015 due primarily to a full quarter of incremental interest expense on debt issued to fund the ARINC acquisition partially offset by $3 million of transaction costs related to the acquisition of ARINC included in interest expense in the first quarter of fiscal year 2014.

Income Taxes
The company's effective income tax rate was 22.5% for the first quarter of 2015 compared to a rate of 27.2% for the same period last year. The lower effective income tax rate in the first quarter of 2015 was due to the retroactive extension of the Federal R&D Tax Credit partially offset by the recognition of a tax benefit in the first quarter of fiscal year 2014 related to prior years' Extraterritorial Income Exclusion deductions.

Cash Flow
Cash used by operating activities was $60 million for the first quarter of fiscal year 2015, compared to cash used by operating activities of $24 million in the first quarter of fiscal year 2014. The increase in cash used for operating activities was due primarily to the timing of receivable collections partially offset by a full quarter of cash flows from ARINC, higher earnings, and lower tax payments.

During the first quarter of 2015, the company repurchased 2.2 million shares of common stock at a total cost of $174 million. The company also paid a dividend on its common stock of 30 cents per share, or $40 million, in the first quarter of 2015.

Fiscal Year 2015 Outlook

The following table is a summary of the company's updated financial guidance for continuing operations for fiscal year 2015, which has been revised to reflect the retroactive extension of the Federal R&D Tax Credit and to update the total research & development investment:

•	Total sales	$5.2 billion to $5.3 billion
•	Total segment operating margins	20.5% to 21.5%
•	Earnings per share	$5.10 to $5.30 (From $4.90 to $5.10)
•	Cash flow from operations	$700 million to $800 million (From $675 million to $775 million)
•	Total research & development investment	About $1 billion (From about $950 million) (1)
•	Capital expenditures	About $200 million
•	Full year income tax rate	28% to 29% (From about 31%)

(1) - Total research and development investment consists of company and customer funded research & development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Conference Call and Webcast Details
Rockwell Collins CEO and President, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on January 23, 2015. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com.

Business Highlights

Boeing selected Rockwell Collins flight displays, integrated surveillance and select flight control systems for 777X
Rockwell Collins was awarded a contract by Boeing to provide its next-generation, large-format flight displays, integrated surveillance system and select flight control systems as standard equipment on the Boeing 777X.

Rockwell Collins awarded $420 million ARC-210 radio contract
Rockwell Collins received a $420 million, four-year contract from the Naval Air Systems Command for continued deliveries of the ARC-210 advanced airborne software defined radio system. Installed on more than 180 different aircraft platforms in 45 countries, the ARC-210 is considered a world leader in airborne radios. This contract will ensure that U.S. and international military aircraft will continue to be fitted with this highly capable and reliable radio.

Rockwell Collins' next-generation systems for A350 XWB debuted at Qatar Airways
Rockwell Collins' next-generation information management, communications, landing and navigation systems made their debut on the first Airbus A350 XWB (Xtra-Wide Body), delivered to Qatar Airways. Rockwell Collins is also providing the avionics data network, the trimmable horizontal stabilizer actuator and later, the rudder/brake pedal assembly. This is the first delivery of nearly 800 A350 XWB jets that Airbus has on order.

Six China-based airlines selected Rockwell Collins avionics, cabin systems and service for more than 70 aircraft
Rockwell Collins was awarded six new contracts from China-based airlines for varying combinations of avionics, in-flight entertainment and service. The awards span 74 new aircraft, including Boeing 787 Dreamliners, Airbus A320s, Next-Generation Boeing 737s and Bombardier CRJ-900s. Deliveries have begun for one airline and the remainder will begin during 2015.

Rockwell Collins selected for U.S. Navy Hawkeye Integrated Training System upgrade
Rockwell Collins was selected by the U.S. Navy to provide an upgrade to the E-2D Advanced Hawkeye Integrated Training System (HITS). The initial contract is valued at $26 million with a potential total value of $40 million. The upgrade includes an operational flight trainer, modifications to the tactics trainer, a modification to the maintenance trainer, and spares.

Rockwell Collins’ cabin systems selected for wide-body VIP business jet
Rockwell Collins’ market-leading Venue™ HD cabin management and entertainment system, Airshow® Moving Map and audio/video on-demand streaming solution was selected by an undisclosed customer for a wide-body Airbus A340 business jet. The comprehensive cabin package will be installed in mid-2015.

Air Canada renewed radio support agreement with Rockwell Collins
Air Canada signed a three-year contract to renew the company’s ARINC Managed Services radio support services agreement for the airline’s ground handling operation in Canada.

LA Metro Transportation Authority selected Rockwell Collins’ ARINC Advanced Information Management System for light rail expansions
Rockwell Collins was awarded a contract by the Los Angeles County Metropolitan Transportation Authority to develop the supervisory control and data acquisition system for the Foothill Gold Line Extension and the Exposition Line Phase 2 light rail systems. The new light rail system will be based on the company’s latest ARINC Advanced Information Management rail system.

Indira Gandhi Airport renewed six-year contract for Rockwell Collins’ ARINC passenger processing systems
Indira Gandhi International (IGI) Airport, India’s busiest airport in terms of passenger figures and the largest airport in South Asia, signed an agreement to extend its use of Rockwell Collins’ ARINC passenger processing technology for six more years. Signifying the strength of its relationship with Rockwell Collins, IGI also recently crowned the company “Best IT Service Provider” for the second year in a row.

Rockwell Collins introduced new ARINCDirectSM, the most comprehensive suite of flight support services for business aviation
Rockwell Collins introduced its new ARINCDirect suite of flight support services for business aviation. The new ARINCDirect consolidates and integrates the company’s former Ascend Flight Information Solutions and ARINC Direct services into one industry-leading solution for flight planning, regional and international trip support, cabin connectivity and flight operations management.

About Rockwell Collins
Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

Forward-Looking Statement
This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; the continued support for military transformation and modernization programs; potential impact of oil price volatility on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	December 31
	2014	2013
Sales
Commercial Systems	$568	$521
Government Systems	509	515
Information Management Services	149	18
Total sales	$1,226	$1,054

Segment operating earnings
Commercial Systems	$125	$111
Government Systems	106	105
Information Management Services	21	2
Total segment operating earnings	252	218

Interest expense	(15)	(12)
Stock-based compensation	(5)	(5)
General corporate, net	(14)	(15)
Gain on divestiture of business	—	10
ARINC transaction costs	—	(12)
Income before income taxes	218	184
Income tax expense	(49)	(50)

Income from continuing operations	169	134
Income from discontinued operations, net of taxes (1)	(2)	(3)
Net income	$167	$131

Diluted earnings per share:
Continuing operations	$1.26	$0.98
Discontinued operations	(0.02)	(0.02)
Diluted earnings per share	$1.24	$0.96

Weighted average diluted shares outstanding	134.5	136.7

(1) On July 25, 2014, the Company sold its satellite communications systems business formerly known as DataPath, Inc. (DataPath), which designs, manufactures and services ground-based satellite communication systems primarily for military customers. In addition, the company previously announced its intent to divest ARINC’s Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. The results of Datapath and ASES have been classified as discontinued operations.

The following tables summarize sales by category for the three months ended December 31, 2014 and 2013 (unaudited, in millions):

	Three Months Ended
	December 31
	2014	2013
Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$191	$157
Aftermarket	131	128
Wide-body in-flight entertainment	16	19
Total air transport aviation electronics	338	304

Business and regional aviation electronics:
Original equipment	140	129
Aftermarket	90	88
Total business and regional aviation electronics	230	217
Total Commercial Systems sales	$568	$521

Commercial Systems sales:
Total original equipment	$331	$286
Total aftermarket	221	216
Wide-body in-flight entertainment	16	19
Total Commercial Systems sales	$568	$521

Government Systems Sales:
Avionics	$320	$317
Communication products	92	101
Surface Solutions	56	58
Navigation products	41	39
Total Government Systems Sales	$509	$515

Information Management Services sales	$149	$18

Total sales	$1,226	$1,054

The following table summarizes total Research & Development Investment by segment and funding type for the three months ended December 31, 2014 and 2013 (unaudited, dollars in millions):

	Three Months Ended
	December 31
	2014	2013
Research and Development Investment
Customer-funded:
Commercial Systems	$40	$22
Government Systems	89	89
Information Management Services	2	—
Total Customer-funded	131	111

Company-funded:
Commercial Systems	50	49
Government Systems	18	16
Information Management Services (1)	1	—
Total Company-funded	69	65
Total Research and Development Expense	200	176

Increase in Pre-production Engineering Costs, Net	31	43
Total Research and Development Investment	$231	$219

Percent of Total Sales	18.8%	20.8%

(1) Research and development expenses for the Information Management Services segment, including the ARINC acquisition, do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary balance sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	December 31, 2014	September 31, 2014
Assets
Cash and cash equivalents	$315	$323
Receivables, net	1,044	1,033
Inventories, net (1)	1,779	1,709
Current deferred income taxes	9	9
Business held for sale	17	15
Other current assets	124	115
Total current assets	3,288	3,204

Property	919	919
Goodwill	1,856	1,863
Intangible assets	685	688
Long-term deferred income taxes	92	101
Other assets	300	288
Total assets	$7,140	$7,063

Liabilities and equity
Short-term debt	$831	$504
Accounts payable	461	535
Compensation and benefits	195	256
Advance payments from customers	368	359
Accrued customer incentives	201	202
Product warranty costs	103	104
Liabilities associated with business held for sale	12	16
Other current liabilities	192	222
Total current liabilities	2,363	2,198

Long-term debt, net	1,670	1,663
Retirement benefits	1,012	1,096
Other liabilities	225	217
Equity	1,870	1,889
Total liabilities and equity	$7,140	$7,063

(1) Inventories, net is comprised of the following:
	December 31, 2014	September 30, 2014
Inventories, net:
Production inventory	$872	$833
Pre-production engineering costs	907	876
Total Inventories, net	$1,779	$1,709

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited, in millions)

	Three Months Ended December 31
	2014	2013 (1)
Operating Activities:
Net income	$167	$131
Income (loss) from discontinued operations, net of tax	(2)	(3)
Income from continuing operations	169	134
Adjustments to arrive at cash provided by operating activities:
Gain on sale of business	—	(10)
Depreciation	38	32
Amortization of intangible assets and pre-production engineering costs	24	12
Stock-based compensation expense	5	5
Compensation and benefits paid in common stock	11	12
Excess tax benefit from stock-based compensation	(7)	(2)
Deferred income taxes	13	8
Pension plan contributions	(58)	(57)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(15)	86
Production inventory	(52)	(48)
Pre-production engineering costs	(43)	(49)
Accounts payable	(51)	(42)
Compensation and benefits	(59)	(108)
Advance payments from customers	13	5
Accrued customer incentives	(1)	1
Product warranty costs	—	(5)
Income taxes	8	(6)
Other assets and liabilities	(55)	8
Cash (Used for) Operating Activities from Continuing Operations	(60)	(24)
Investing Activities:
Acquisition of businesses, net of cash acquired	—	(1,420)
Property additions	(62)	(38)
Proceeds from business divestitures	—	24
Other investing activities	(14)	—
Cash (Used for) Investing Activities from Continuing Operations	(76)	(1,434)
Financing Activities:
Purchases of treasury stock	(173)	(22)
Cash dividends	(40)	(41)
Repayment of short-term borrowings	—	(200)
Increase in short-term commercial paper borrowings, net	327	682
Increase in long-term borrowings	—	1,089
Proceeds from the exercise of stock options	17	7
Excess tax benefit from stock-based compensation	7	2
Cash Provided by Financing Activities from Continuing Operations	138	1,517

	Three Months Ended December 31
	2014	2013 (1)
Effect of exchange rate changes on cash and cash equivalents	(9)	3
Cash (used for) discontinued operations:
Operating activities	(1)	(14)
Cash (used for) discontinued operations	(1)	(14)
Net Change in Cash and Cash Equivalents	(8)	48
Cash and Cash Equivalents at Beginning of Period	323	391
Cash and Cash Equivalents at End of Period	$315	$439

(1) On July 25, 2014, the Company sold its satellite communications systems business formerly known as DataPath, Inc. (DataPath). The results for the three months ended December 31, 2013 have been reclassified to reflect the cash flows of DataPath as discontinued operations.